SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON INVESTMENT ADVISER, INC.

240 Greenwich Street

New York, New York 10286

September 1, 2023

Dreyfus

a Division of Mellon Investments Corporation

One Boston Place, 15th Floor,

Boston, MA 02108

Ladies and Gentlemen:

Each investment company identified on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series")*, by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs BNY Mellon Investment Adviser, Inc. (the "Manager") to act as the Series' investment manager pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Manager is authorized to and desires to retain you to act as the Series' sub-investment adviser with respect to that portion of the Series' assets which may be assigned to you from time to time (the "sub-advised assets"). You hereby agree to accept such retention, to render the services and to assume the obligations set forth herein with respect to the sub-advised assets for the compensation provided herein, as of the date set forth above (the "Effective Date").

In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement"). The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Manager and the Fund's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management subject to and in accordance with (i) each Series' investment objective(s), policies and limitations as stated in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Manager; (ii) any applicable procedures or policies adopted or approved by the Manager or the Fund's Board with respect to the Series as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; (iv) any order or no-action

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* If no Series are set forth on Schedule 1 next to the Fund's name, the defined term "Series" shall refer to the Fund.

letter governing the operation of the Fund or a Series; and (v) any written instructions which the Manager or the Fund's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of the Series, the Fund or the Manager unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment. With respect to the foregoing, the Manager will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of the Series, the Fund or the Manager that is reasonably sufficient to provide you with the time necessary to make any changes to each Series' portfolio that are required to comply with such procedures or policies in an orderly manner. In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise the Series' investments with respect to the sub-advised assets and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, counterparty or others. In no instance may portfolio securities be purchased from or sold to you, the Manager, the Series' principal underwriter, any other sub-investment adviser to the Series or any person affiliated with you, the Manager, the Series' principal underwriter, any other sub-investment adviser to the Series or the Series, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect. The Manager will periodically provide you with a list of the affiliates of the Manager, the Series or the Series' principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which the Series may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by the Series.

You are authorized and agree to act on behalf of the Series with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Fund or the Manager otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets. The Manager shall furnish you with copies of the Series' Prospectuses, Statements of Additional Information and any supplements thereto. You will be provided the opportunity to review and approve any description of you and your investment process set forth in each Series' Prospectus, Statement of Additional Information and any supplements thereto. The Manager also will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to a Series' investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to the Series.

You will furnish to the Manager or the Fund such information, with respect to the investments which a Series may hold or contemplate purchasing in connection with the sub-advised assets, as the Manager or the Fund may reasonably request. The Fund and the Manager wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Fund or the Manager from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Manager if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting investments which a Series holds or held at a time relevant to such proceedings, class actions or settlements in the sub-advised assets. Upon reasonable request, you will make available your officers and employees, including the portfolio managers named in the Series' Prospectus and/or Statement of Additional Information, to meet with the Fund's Board and/or the Manager to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of the Series for the sub-advised assets in accordance with all applicable laws, and in compliance with the applicable requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Fund's Board and the Manager with such periodic and special reports as the Fund's Board or the Manager reasonably may request. You hereby agree that all records which you maintain for the Fund or the Manager are the property of the Fund or the Manager, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Fund or the Manager and which are required to be maintained, and further agree to surrender promptly to the Fund or the Manager any records which you maintain for the Fund or the Manager upon request by the Fund or the Manager, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Manager and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act. You will promptly notify the Fund's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the relevant Series' Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Fund in connection with the Series' compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act. Such assistance shall include, but not be limited to, (i) providing the Fund's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Fund's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Fund's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Fund's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Fund's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Fund's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Fund, in a form satisfactory to the Fund, to be relied upon by the Fund's officers certifying the Fund's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Manager agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, one or more Series or the Manager, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Manager, the Fund, the Series or the Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Fund is expressly made a third party beneficiary of this Agreement with rights as respect to the Series to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, as to each Series, the Manager will pay you a monthly fee of 50% of the monthly management fee the Manager receives from the Series with respect to value of the sub-advised net assets of the Series pursuant to the Management Agreement, net of any fee waivers and/or expense reimbursements made by the Manager. Each monthly fee will be paid in the following month. The fee for the period from the Effective Date to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. The value of the Series' net sub-advised assets shall be computed in the manner specified in the Series' then-current Prospectus and Statement of Additional Information for the computation of the value of the Series' net assets. Net asset value shall be computed on such days and at such time or times as described in the relevant Series' then-current Prospectus and Statement of Additional Information.

You agree to monitor the sub-advised assets and to notify the Manager on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities. At the request of the Manager or the Fund's Board, you agree to provide additional reasonable assistance to the Manager in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Series (other than those borne by the Manager) will be borne by the Series, except to the extent specifically assumed by you.

The Manager understands that in entering into this Agreement you have relied upon the inducements made by the Fund to you under the Management Agreement. The Manager also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more other investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Manager has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Series or the size of the position obtainable for or disposed of by the Series.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Series (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Series in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule
12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, a Series or the Manager in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. In no event will you have any responsibility for any other series of the Fund, for any portion of a Series' assets not managed by you or for the acts or omissions of any other sub-investment adviser to the Fund or the Series. In particular, in the event that you manage only a segment of a Series' assets, you shall have no responsibility for the Series being in violation of any applicable law or regulation or investment policy or restriction applicable to the Series as a whole, or for the Series failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Series' assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Fund or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Fund or the Manager and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty (i) by the Manager on not more than 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Series' outstanding voting securities on not more than 60 days' notice to you, or (iii) by you on not less than 90 days' notice to the Fund and the Manager. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Fund and the Manager, or you shall notify the Fund and the Manager, as applicable, as soon as reasonably practicable and as permissible under applicable law or agreement. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Manager acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Series (the "Brochure Supplement"). The Manager agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Manager electronically.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement

may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
Name: James Bitetto
Title: Secretary

Accepted:

DREYFUS,
a Division of Mellon Investments Corporation

By: /s/ Christine Algozzini

Name: Christine Algozzini

Title: Chief Operating Officer

SCHEDULE 1

Fund	Series	Reapproval Date	Reapproval Day
BNY Mellon Funds Trust	BNY Mellon Government Money Market Fund BNY Mellon National Municipal Money Market Fund	June 1, 2024 June 1, 2024	June 1 June 1
CitizensSelect Funds	Dreyfus Institutional Preferred Treasury Securities Money Market Fund	June 11, 2024	June 11
Dreyfus Cash Management		June 11, 2024	June 11
Dreyfus Government Cash Management Funds	Dreyfus Government Cash Management Dreyfus Government Securities Cash Management	June 11, 2024 June 11, 2024	June 11 June 11
Dreyfus Institutional Liquidity Funds	Dreyfus Treasury and Agency Liquidity Money Market Fund	June 11, 2024	June 11
Dreyfus Institutional Preferred Money Market Funds	Dreyfus Institutional Preferred Government Plus Money Market Fund	June 11, 2024	June 11
Dreyfus Institutional Reserves Funds	Dreyfus Institutional Preferred Government Money Market Fund Dreyfus Institutional Preferred Treasury Obligations Fund	June 11, 2024 June 11, 2024	June 11 June 11
Dreyfus Tax Exempt Cash Management Funds	Dreyfus Tax Exempt Cash Management	June 11, 2024	June 11
Dreyfus Treasury Obligations Cash Management		June 11, 2024	June 11
Dreyfus Treasury Securities Cash Management		June 11, 2024	June 11
BNY Mellon Variable Investment Fund	Government Money Market Portfolio	March 31, 2024	March 31
General Money Market Fund, Inc.	Dreyfus Money Market Fund	September 5, 2023	September 5
General Municipal Money Market Funds, Inc.	Dreyfus National Municipal Money Market Fund	September 5, 2023	September 5
General New York Municipal Money Market Fund	Dreyfus New York Municipal Money Market Fund	September 5, 2023	September 5